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                                                                   EXHIBIT 99.01

[VENDINGDATA CORPORATION LOGO]



Contact: John Spina                    or   Yvonne L. Zappulla
         Chief Financial Officer            Managing Director
         VendingData(TM) Corporation        Wall Street Investor Relations Corp.
         702-733-7195                       845-680-0300
         spina@vendingdata.com              Yvonne@WallStreetIR.com


                       VENDINGDATA(TM) CORPORATION REPORTS

               FULL YEAR AND FOURTH QUARTER 2003 FINANCIAL RESULTS



LAS VEGAS, NEVADA- (PRNews Wire)-March 25, 2003-VendingData(TM) Corporation (OTC Bulletin Board: VNDC) today reported financial results for its fiscal year and fourth quarter ended December 31, 2003. Revenues for the full year 2003 totaled $6.7 million, a 93 percent increase from the prior year level of $3.5 million. Revenues in 2003 consisted of SecureDrop(R) sales of $2.2 million (an increase of 30 percent over 2002), shuffler rentals of $1.0 million, shuffler sales of $2.1 million, an increase of approximately $1.95 million over 2002, and Deck Checker(TM) sales (a new product line launched in 2003) of $1.4 million.

The Company reported a net loss of $7.8 million or $0.96 per share compared to a net loss of $6.2 million or $0.81 per share in 2002. Factors contributing to the net loss for 2003 were consulting, finance and legal fees attributable to capital raises of approximately $850,000, and legal costs of approximately $400,000 related to the Shuffle Master lawsuit.

VendingData's(TM) gross margin for 2003 was 38 percent, an improvement from the 27 percent gross margin for 2002. As VendingData(TM) transitions from a development stage company to an operating company, management believes that gross margin will improve further due to more efficient purchasing and manufacturing and the cost benefits of its decision to manufacture products in China.

Selling, general and administrative expenses (SG&A) increased to $6.3 million in 2003, compared to $4.5 million in the previous year, while as a percentage of revenue SG&A fell by 34 percent compared to 2002. The increase was primarily due to expenses related to the private placement of debt, legal expenses associated with the Shuffle Master lawsuit, and transitional costs associated with establishing manufacturing in China. Research and development costs for new shuffler and SecureDrop(R) products were $1.0 million, an increase of $200,000 or 25 percent. VendingData(TM) expects this trend to continue as it accelerates the introduction of new products into 2004.

Interest expenses in 2003 increased by $1.0 million to $2.9 million, reflecting the additional debt incurred by the Company to fund its expansion. The retirement of a significant portion of debt and the conversion to common shares in 2003 and early 2004 will eliminate approximately $2.0 million of interest expense, annually.

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Cash and equivalents on December 31, 2003 were $11.5 million or $0.69 per share compared to $1.8 million at December 31, 2002. Accounts receivable (trade) increased to $2.4 million primarily due to the installation of the SecureDrop(R) System at Paris Las Vegas and Bally's Las Vegas, the conversion of shuffler rentals to purchases, and the sale of Deck Checkers(TM) through the use of long-term sales contracts. Inventories increased to $4.2 million from $1.9 million reflecting the purchase of Deck Checkers(TM) and related components and SecureDrop(R) components. Inventory levels will be reduced to fulfill early 2004 demand.

Total liabilities have decreased from $18.1 million at December 31, 2002 to $9.9 million at December 31, 2003 mainly due to the retirement of $17.9 million in convertible debt through a combination of cash payments and conversion to common stock. VendingData's book value increased to $0.85 per share at December 31, 2003 from $(1.32) per share at on December 31, 2002, and its current ratio is a solid 2.4 to 1.

Revenues for the fourth quarter were $390,000, a reduction from the pre-announced (February 19, 2004) guidance of $600,000 and compares to third quarter revenues of $2.46 million. Company management cited factors influencing its fourth quarter revenue as (1) the Company's focus on the successful completion of its public common stock offering in December 2003 absorbed valuable resources, (2) the nearly four-month delay in the public offering resulted in production delays, (3) the delay in receiving final regulatory approval by the State of Washington for the Deck Checker(TM) until January 2004 caused deliveries to be delayed, and (4) the seasonality of the fourth quarter, which is typically weak due to scheduling and training issues during the holiday season. The event subsequent to the fourth quarter guidance that caused a further reduction was a contract reversal requested by the new management of the Harrah's New Orleans Casino resulting in the removal off Random Ejection Shufflers(TM) installed in September of 2003. The reduction of revenue at year-end 2003 arising our of the contract reversal amounted to $139,000.

The Company reported a net loss applicable to common stockholders of $3.4 million or $0.36 per share for the fourth quarter of 2003. VendingData's(TM) gross profit during the fourth quarter totaled ($215,084) reflecting the fixed costs that were charged to cost of goods sold and the low revenue. The Company expects its gross margin to improve as it benefits from lower costs associated with the transfer of its manufacturing operations to China and as economies of scale are achieved through increased unit production.

The Company's SG&A for the fourth quarter increased $680,000 over the previous quarter to $2.0 million. The increase primarily reflects $899,000 of non-reoccurring items associated with financing costs of $658,000, disposition of assets (shufflers) of $141,000, and bad debt reserves of $100,000. Interest expense in the quarter totaled $769,000 and is expected to be reduced by $500,000 per quarter going forward as a result of the $17.9 million pay down in 2003 of debt following the December 2003 equity offering.

Steven J. Blad, Vending Data's(TM) CEO, commented, "We spent the year transitioning from a development stage company to a commercial entity with operations in both the U.S. and China. While our company has demonstrated reasonable year-over-year growth, our interrupted progress in the fourth quarter is unacceptable. Consequently, we determined that it was imperative that we bring in a highly experienced chief operating officer to assist in the management and development of our company in the U.S. while I work towards building a strong foundation for manufacturing and international sales in China. Mike Jahnke and I, together with our board of directors, have laid out a plan that should enable our company to grow revenue by a factor of two, year-over-year, gain market share and achieve cash flow breakeven during the second half of 2004."


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QUARTER HIGHLIGHTS AND RECENT DEVELOPMENTS

EFFECTIVE FEBRUARY 17, 2004 H. MICHAEL JAHNKE ASSUMES THE POSITION OF CHIEF OPERATING OFFICER OF VENDINGDATA(TM) CORPORATION Mr. Jahnke has spent the past 15 years in senior operating positions of leading-edge technology companies. He most recently served as vice president of operations, corporate secretary and (acting) CFO for WireCACHE, Inc., a designer and builder of application accelerator network appliances; vice president of sales and marketing for Fios, Inc., a leading provider of electronic discovery services to the legal community; and, vice president of worldwide sales operations for Sequent Computer Systems, a worldwide leader in large-scale multiprocessor open systems enterprise solutions.

VENDINGDATA(TM) INSTALLED FIVE POKERONE(TM) SHUFFLERS FOR FIELD TRIAL IN MACAU, CHINA. TWO RANDOM EJECTION SHUFFLERS(TM) WERE ALSO INSTALLED IN STDM'S LISBOA CASINO ON FEBRUARY 20, 2004 VendingData signed a field trial contract that provides for a direct sale option with Sociedade de Turismo e Diversoes de Macau
(STDM) - The Macau Gaming Company founded by Stanley Ho in 1962 - to install five PokerOne(TM) units in the poker pit of the Pharaoh Palace Casino. Installation will begin in early May 2004. In addition, VendingData(TM) installed two Random Ejection Shufflers(TM) in the baccarat card pit of the Crystal Palace at tHE Lisboa Casino, the flagship property of STDM

VENDINGDATA(TM) CORPORATION'S DECK CHECKER(TM) RECEIVED PRODUCT APPROVAL FROM THE WASHINGTON STATE GAMING COMMISSION In February 2004, Deck Checker(TM) received product approval from the Washington State Gaming CommissioN. VendingData(TM) has already received purchase orders from 22 of approximately 50 potential targeted casinos in tHE state of Washington.

VENDINGDATA(TM) CORPORATION AWARDED OFFICIAL LICENSES TO OPERATE IN CHINA AS AN INDEPENDENT ENTERPRISE VendingData(TM) was awarded the Registration Certificate of Foreign Enterprises for Permanent Office and Manufacturing in China with the authorization to establish a permanent office in China as an enterprise with foreign investment, business licenses, and certificate of taxation registrations, most of which have effective durations of 11 to 14 years. The certification process involved applications for six licenses in Guangdong province and local Chinese government authorities, including the Director General of State Administration for Industry and Commerce of the People's Republic of China.

VENDINGDATA(TM) CORPORATION RETIRES $17.9 MILLION OF DEBT
As a result of the debt reduction, the Company's interest expense will decline by approximately $500,000 per quarter.

 ON DECEMBER 18, 2003, VENDINGDATA(TM) CORPORATION COMPLETED ITS COMMON STOCK OFFERING OF 5,500,000 SHARES PRICED AT $5.00 PER SHARE All shares were offered by the Company, which raised total net proceeds of approximately $25 million, after commissions and expenses. The proceeds were used to retire a substantial portion of the Company's long and short-term debt and will be used to increase product inventory and for general corporate purposes. As of January 8, 2004, the Company had approximately $2.4 million of long-term lease debt, $3.9 million short-term debt, approximately 17,127,799 million shares outstanding, of which insiders own approximately 48.13 percent excluding derivatives. The fully diluted share count as of January 8, 2004 was approximately 21,753,392 million shares.


CONFERENCE CALL
---------------

VendingData(TM) has scheduled a conference call to discuss fourth quarter and full year 2003 financial results witH the investment community for 4:30 p.m.
(ET) today.

Conference Call Details:

DATE/TIME: Thursday, MARCH 25, 2004--4:30 P.M. (ET)
TELEPHONE NUMBER: 800-901-5217
INTERNATIONAL DIAL-IN NUMBER: 617-786-2964
PARTICIPANT PASSCODE: 26709463

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. The conference call can also be accessed on the Internet through CCBN at www.fulldisclosure.com. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the passcode 40535482.

ABOUT VENDINGDATA(TM) CORPORATION

VendingData(TM) Corporation is a manufacturer and distributor of products for the gaming industry including the SecureDrop(R) System, Deck Checker(TM) and Random Ejection Shuffler(TM) line. The Company's products are currently installed in casinos throughout the world, including Caesars Palace, Circus Circus, Harrah's Entertainment, Luxor, Oneida Bingo & Casino, Sunset Station and the Venetian in the United States, and in casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom and Uruguay. Visit the VendingData(TM) website at http://www.vendingdata.com.


This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following the success of the transition of our manufacturing and assembly to China, changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and internationally; and the risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to the company's Form 10-QSB for the quarter ended September 30, 2003, and, once filed, the Company's Annual Report on form 10-KSB for the year ended December 31, 2003.

                                      # # #



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                              VENDINGDATA CORPORATION
                              STATEMENTS OF OPERATIONS

                                         THREE MONTHS           TWELVE MONTHS
                                            ENDED                   ENDED
                                         -------------   --------------------------------
                                                         DECEMBER 31,
                                         ------------------------------------------------
                                             2003            2003             2002
                                         -------------   -------------   -------------
Sales ................................   $    203,332    $  5,667,247    $  2,063,709
Rental ...............................        175,983       1,023,544       1,399,968
Other ................................         10,597          20,128          16,622
                                         -------------   -------------   -------------
                                              389,912       6,710,919       3,480,299
                                         -------------   -------------   -------------

OPERATING EXPENSES:
Cost of sales ........................        604,996       4,171,687       2,541,130
Selling, general and administrative ..     2,004,074       6,307,661       4,455,241
Research and development .............        300,788       1,010,558         810,327
                                         -------------   -------------   -------------
    Total operating expenses .........      2,909,858      11,489,906       7,806,698
                                         -------------   -------------   -------------

Loss from operations .................     (2,519,946)     (4,778,987)     (4,326,399)

Interest expense, unrelated parties ..        652,561       2,361,991       1,477,765
Interest expense, related parties ....        116,183         529,742         388,622
                                         -------------   -------------   -------------
Loss on disposition of assets ........        141,460         141,369              --
                                         -------------   -------------   -------------
      Total interest expense, net ....        910,204       3,033,102       1,866,387
                                         -------------   -------------   -------------

Net loss .............................   $ (3,430,150)   $ (7,812,089)   $ (6,192,786)
                                         =============   =============   =============


Basic loss per share .................   $      (0.36)   $      (0.96)   $      (0.81)
                                         =============   =============   =============
Weighted average shares outstanding         9,547,291       8,134,173       7,625,814
                                         =============   =============   =============


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                                     VENDINGDATA CORPORATION

                                          BALANCE SHEET

                                                                   DECEMBER 31,    DECEMBER 31,
                                                                       2003             2002
                                                                   -------------   -------------
                                                ASSETS
Current assets:
  Cash and cash equivalents                                        $ 11,526,664    $  1,778,297
 Current portion of accounts receivable, trade, net of allowance
    for uncollectables of $125,530 and $25,530                        2,354,054         106,791
  Due from affiliate                                                     31,802          30,593
  Other receivables                                                      29,836          39,305
  Inventories                                                         4,150,414       1,850,051
  Prepaid expenses                                                       52,028         236,579
                                                                   -------------   -------------
    Total Current Assets                                             18,144,798       4,041,616

Equipment rented to customers, net of accumulated
  deprediation of 316,245 and $1,406,574                                608,555       1,353,925
Property & equipment, net of accumulated depreciation
  of 1,859,206 and $1,422,313                                         1,063,951         593,253
Intangible assets, net of accumulated amortization of
  $288,203 and 191,520                                                1,282,088         352,603
Due from affiliate                                                      118,800         118,800
Accounts receivable, trade, net of current portion,
  less unamortized discount                                           1,140,984              --
Deferred expenses                                                       250,697         100,000
Deposits                                                              1,284,827         868,520
Other assets                                                            265,478         638,029
                                                                   -------------   -------------
                                                                   $ 24,160,178    $  8,066,746
                                                                   =============   =============

                        LIABILITIES AND STOCKHOLDERS' EQUITY DEFICIENCY
Current liabilities:
  Leases payable, current portion                                  $  2,237,073    $  2,286,243
  Accounts payable                                                    1,727,460       1,084,637
  Accrued expenses                                                      135,859         385,570
  Accrued wages                                                         343,697         249,147
  Accrued interest                                                      344,751         461,308
  Deferred revenues, current portion                                    171,875              --
  Short-term debt                                                       270,743         904,743
  Convertible debt, current portion                                   2,368,077              --
  Customer deposits                                                     178,805         386,819
                                                                   -------------   -------------
    Total current liabilities
                                                                      7,778,340       5,758,467

Deferred revenues, net of current portion                               219,890
Convertible debt, net of current portion                                     --       8,853,072
Leases payable, net of current portion                                1,916,723       3,497,859
                                                                   -------------   -------------

                                                                      9,914,953      18,109,398
Stockholders' equity deficiency:
  Preferred stock, $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                             --              --
 Common stock, $.001 par value, 25,000,000 shares authorized,
    16,765,580 and 7,625,814 shares issued and outstanding               16,766           7,626
 Additional paid-in capital                                          58,810,806      26,719,980
 Deficit                                                            (44,582,347)    (36,770,258)
                                                                   -------------   -------------
    Total stockholders' equity deficiency                            14,245,225     (10,042,652)
                                                                   -------------   -------------
    Total liabilities and stockholders' equity deficiency          $ 24,160,178    $  8,066,746
                                                                   =============   =============


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